AMENDMENT TO THE ALPINE SERIES TRUST
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of this 18th day of November, 2005, to the Distribution Agreement, dated as of June 18, 2001 (the “Agreement”), is entered by and between Alpine Series Trust, a Delaware business trust (the “Trust”), Alpine Management & Research, LLC (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, the Trust, Adviser and USBFS desire to extend said Agreement to apply to the recently added funds, and

WHEREAS, Section 10, paragraph B of the Agreement allows for its amendment to Exhibit A by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Samual A. Lieber	By: /s/ Joe D. Redwine

Title: President	Title: President

ALPINE WOODS CAPITAL INVESTORS, LLC	QUASAR DISTRIBUTORS, LLC

By: /s/ Samuel A. Lieber	By: /s/ James R. Schonike

Title: President	Title: President

Exhibit A
to the
Alpine Series Trust Distribution Agreement

Fund Names

Separate Series of Alpine Series Trust

Name of Series	Date Added
Alpine Dynamic Balance Fund	06/06/01
Alpine Dynamic Dividend Fund	08/28/03
Alpine Dynamic Financial Services Fund	9/30/05